Exhibit 10.23

Memorandum of Agreement

Norwegian Shipbrokers’

Association’s Memorandum of Agreement for sale and purchase of ships. Adopted by

The Baltic and International Maritime Council (BIMCO) in 1956. Code-name Saleform

1993. Revised 1966, 1983, and 1986/87

Dated: July 2007

Coal Glory Shipco LLC, guaranteed by Quintana Maritime Limited, both of the Marshall Islands hereinafter called the Sellers, have agreed to sell, and Coal Glory AS of Norway, hereinafter called the buyers, have agreed to buy

Name: MV Coal Glory
Classification Society/Class: American Bureau of Shipping
Built: 1.997	By: Hyundai Heavy Industries Co. Ltd, Ulsan, South Korea
Flag: Marshall Islands	Place of Registration: Majuro
Call Sign: V7HZ8	Grt/Nrt: 38,891/24,614
IMO Number: 9100102
Hereinafter called the Vessel, on the following terms and conditions:

Definitions

“Banking days” are days on which banks are open both in the country of the currency stipulated for the Purchase Price in Clause 1 and in the place of closing stipulated in Clause 8.

“In writing” or “written” means a letter handed over from the Sellers to the Buyers or vice versa, a registered letter, telex, telefax or other modern form of written communication.

“Classification Society” or “Class” means the Society referred to in line 4.

“Bareboat Charter” means the bareboat charter for the Vessel between the Buyers (as Owners) and the Sellers and Quintana Maritime Limited (as Charterers on a joint and several basis) dated as of the date hereof.

1.	Purchase Price

US$ 34,500,00 (ThirtyFourMillionFiveHundredThousandUnitedStatesDollars)

2.	Deposit

No deposit shall be paid prior to delivery.

3.	Payment

The said Purchase Price shall be paid in full free of bank charges to Sellers’ nominated account on delivery of the Vessel, but not later than 3 banking days after the Vessel is in every respect physically ready for delivery in accordance with the terms and conditions of this Agreement and Notice of Readiness has been given in accordance with Clause 5.

4.	Inspections

a)* The Buyers have inspected and accepted the Vessel’s classification records. The Buyers have also inspected the Vessel at/in                          on                          2007 and have accepted the Vessel following this inspection and the sale is outright and definte, subject only to the terms and conditions of this Agreement.

5.	Notices, time and place of delivery

a)	The Sellers shall keep the Buyers well informed of the Vessel’s itinerary and shall provide the Buyers with 14, 10, 5, and 3 days notice of the estimated time of arrival at the intended place of delivery. When the Vessel is at the place of delivery and in every respect physically ready for delivery in accordance with this Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery.
b)	The Vessel shall be delivered and taken over safely afloat at a safe and accessible port/berth/anchorage or at high sea in Seller’s option, but delivery at high seas, if applicable, shall be subject to Buyer’s financiers’ approval.

Expected time of delivery: Between 20th June and 30th July 2007

Date of canceling (see Clauses 5 c), 6 b) (iii) and 14): 15th August 2007

c)	If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the Vessel will not be ready for delivery by the canceling date they may notify the Buyers in writing stating the date when they anticipate that the Vessel will be ready for delivery and propose a new canceling date. Upon receipt of such notification the Buyers shall have the option of either canceling this Agreement in accordance with Clause 14 within 7 running days of receipt of the notice or of accepting the new date as the new canceling date. If the Buyers have not declared their option within 7 running days of receipt of the Sellers’ notification or if the Buyers accept the new date, the date proposed in the Sellers’ notification shall be deemed to be the new canceling date and shall be substituted for the canceling date stipulated in line 61.

If this agreement is maintained with the new canceling date all other terms and conditions hereof including those contained in Clauses 5 a) and 5 c) shall remain unaltered and in full force and effect. Cancellation or failure to cancel shall be entirely without prejudice to any claim for damages the Buyers may have under Clause 14 for the Vessel not being ready by the original canceling date.

d)	Should the vessel become an actual, constructive or compromised total loss before delivery this Agreement shall be null and void

6.	Drydocking/Divers Inspection

Sellers warrant that the Vessel has not touched bottom or suffered any underwater damage at any time whilst the Vessel has been in their ownership.

7.	Spares/bunkers, etc.

The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board and on shore. All spare parts and spare equipment including spare tail-end shaft(s) and/or spare propeller(s)/propeller blade(s), if any, belonging to the Vessel at the time of inspection used or unused, whether on board or not, shall become the Buyers’ property, but spares on order are to be excluded. The Sellers are not required to replace spare parts including spare tail-end shaft(s) and spare propeller(s)/propeller blade(s) which are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the property of the Buyers. The radio installation and navigational equipment shall be included in the sale without extra payment if they are the property of the Sellers. Unused stores and provisions shall be excluded from the sale and be retained by the Sellers.

The Sellers have the right to take ashore crockery, plates, cutlery, linen and other articles bearing the Sellers’ flag or name, provided they replace same with similar unmarked items. Library forms, etc., exclusively for use in the Sellers’ vessel(s), shall be excluded without compensation. Captain’s, Officers’ and Crew’s personal belongings including the slop chest are to be excluded from the sale, as well as the following additional items (including items on hire):

The Buyers shall not take over the remaining bunkers and unused lubricating oils which shall remain the property of the Sellers in their capacity as Charterers.

8.	Documentation

The place of closing: Athens, Greece

In exchange for payment of the Purchase Price the Sellers shall furnish the Buyers and the Buyers shall furnish the Sellers with delivery Documents as set out in the list attached as Exhibit 1 to this Agreement.

At the time of delivery the Buyers and Sellers shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the Buyers.

At the time of delivery the Sellers shall hand to the Buyers a copy of the classification certificate(s) which are no board the Vessel. A copy of any other certificates, all plans, etc. which are on board the Vessel at the time of delivery shall also be handed over to the buyers upon Buyers request at a reasonable time. Copies of all technical documentation, which may be in the Sellers’ possession shall be promptly forwarded to Buyers at their expense, if they so request. The Sellers may keep the Vessel’s log books but the Buyers to have the right to take copies of same. Originals of all technical documentation regarding the Vessel shall remain on board the Vessel and shall be delivered to the Buyers (as owners) on redelivery of the Vessel under the Bareboat Charter.

9.	Encumbrances

The Sellers warrant that the Vessel, at the time of delivery, is free from all charters except for the Bareboat Charter, the Time Charter dated [x] with [y] and any sub-charters, encumbrances, mortgages and maritime liens or any other debts whatsoever. The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery.

10.	Taxes, etc.

Any taxes, fees and expenses in connection with the purchase and registration under Buyers’ flag shall be for the Buyers’ account, whereas similar charges in connection with the deletion of the Sellers’ title from the current register shall be for the Sellers’ account.

11.	Condition on delivery

The Vessel with everything belonging to her shall be at the Sellers’ risk and expense until she is delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be delivered and taken over as she was at the time of inspection, fair wear and tear excepted. However, the Vessel shall be delivered at her current condition as it appears from the relevant class certificates with her class maintained without condition/recommendation*, free of average damage affecting the Vessel’s class, and with her classification certificates and national and international certificates, as well as all other certificates the Vessel had at the time of delivery. “Inspection” in this Clause 11, shall mean the Buyer’s inspection according to Clause 4 a).

*Notes, if any, in the surveyor’s report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.

12.	Name/markings

The Sellers will in their capacity as Charterers after delivery to Buyers under this MoA and from Buyers to Charterers under the Bareboat Charter of this date maintain the existing name of the vessel.

The Buyers undertake for the duration of the Bareboat Charter to maintain the existing name of the Vessel and not to alter any funnel markings unless agreed by the Sellers.

13.	Buyers’ default

Should the purchase price not be paid in accordance with Clause 3, the Sellers have the right to cancel the Agreement, the Sellers shall be entitled to claim further compensation for their losses and for all expenses incurred together with interest.

14.	Sellers’ default

Should the Sellers fail to give Notice of Readiness in accordance with Clause 5 a) or fail to be ready to validly complete a legal transfer by the date stipulated in line 61 the Buyers shall have the option of canceling this Agreement provided always that the Sellers shall be granted a maximum of 3 banking days after Notice of Readiness has been given to make arrangements for the documentation set out in Clause 8. If after Notice of Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not made physically ready again in every respect by the date stipulated in line 61 and new Notice of Readiness given, the Buyers shall retain their option to cancel. Should the Sellers fail to give Notice of Readiness by the date stipulated in line 61 or fail to be ready to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for their loss and for all expenses together with interest if their failure is due to willful act or proven negligence and whether or not the Buyers cancel this Agreement.

15.	Buyers’ representatives

16.	Arbitration

Clause 30 (a) of Barecon 2001 shall apply.

Additional Clauses 17 and 18 herewith form an integral part of this Agreement.

MV COAL GLORY

ADDITIONAL CLAUSES 17-18

TO MEMORANDUM OF AGREEMENT DATED

JULY 2007

17.	CHARTER

Upon the delivery of the Vessel under this Agreement, the Vessel shall simultaneously be delivered back to the Sellers as Charterers under the Bareboat Charter.

18.	NO BLACKLISTING

The Sellers confirm that to the best of their knowledge the Vessel is not blacklisted by the Arab Boycott League in Damascus or any other country of organization whilst the Vessel has been under their ownership.

For the Sellers:	For the Buyers:

Name:	Name:
Title:	Title:

In consideration of the Buyers agreeing to purchase the Vessel from the Sellers under this Agreement and the Sellers being our subsidiary, we, Quintana Maritime Limited, hereby guarantee the correct fulfillment of the Sellers’ obligations under this Agreement, including any obligations of the Sellers to pay damages to the Buyers in accordance with the terms hereof.

Name:
Title: